Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 33-41204 on Form S-8, as amended by Amendment No. 1 (Form S-8 No. 333-04888) and in Registration Statement Nos. 333-14925, 333-43018, 333-109322, 333-109327, 333-200146 and 333-206518 on Forms S-8 and No. 333-198503 on Form S-3 of our reports dated February 25, 2016, relating to the consolidated financial statements of Brown & Brown, Inc. and subsidiaries (“Brown & Brown”), and the effectiveness of Brown & Brown’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Brown & Brown for the year ended December 31, 2015.
/s/ DELOITTE & TOUCHE LLP
Miami, Florida
February 25, 2016